                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     THE P/A FUND, L.P.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)
     c/o Patricof & Co.
     445 Park Avenue
--------------------------------------------------------------------------------
                                    (Street)
     NEW YORK                         NY                   10022

--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     12/06/99
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity. (Voluntary)

________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     AIRNET COMMUNICATIONS CORPORATION (ANCC)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [ ]  Form filed by One Reporting Person

     [X]  Form filed by More than One Reporting Person

================================================================================
             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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

   Common Stock                          90,390                      (1)(8)                (1)(8)
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====================================================================================================================================

*    If the form is filed by more than one Reporting Person, see Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                          (Over)
(Form 3-07/99)

TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)




                          2. Date Exercisable  3. Title and Amount of                     5. Ownership
                             and Expiration       Securities Underlying                      Form of
                             Date                 Derivative Security                        Derivative
                             (Month/Day/Year)     (Instr. 4)             4. Conversion       Security       6. Nature of
                          -------------------  ------------------------     or Exercise      Direct (D)        Indirect
                          Date      Expira-                  Amount or      Price of         or                Beneficial
1. Title of Derivative    Exercis-  tion                     Number of      Derivative       Indirect (1)      Ownership
   Security (Instr. 4)    able      Date          Title      Shares         Security         (Instr. 5)        (Instr. 5)
------------------------  --------  ---------  ------------  ----------   --------------  ----------------  -------------

Series A Convertible
 Preferred Stock          Immed.               Common Stock     22,487      $.00374740          (2)(8)           (2)(8)

Series D Convertible
 Preferred Stock          Immed.               Common Stock     34,238      $.00374740          (3)(8)           (3)(8)

Series E Senior
 Convertible
 Preferred Stock          Immed.               Common Stock  1,268,796      $.01506477          (4)(8)           (4)(8)

Series F Senior
 Convertible
 Preferred Stock          Immed.               Common Stock    735,031      $.01506477          (5)(8)           (5)(8)

Series G Senior
 Convertible
 Preferred Stock          Immed.               Common Stock     35,601      $.01506477          (6)(8)           (6)(8)

Common Stock Warrant
 (right to buy)           Immed.    6/10/09    Common Stock     24,535      $.01506477          (7)(8)           (7)(8)

Explanation of Responses:
(1) These securities are owned by The P/A Fund (45,195), Coults & Co. (12,025), CIN Venture Nominees, Ltd. (1,627) and APA Excelsior III, L.P. (31,543).
(2) These securities are owned by The P/A Fund (11,243), Coults & Co. (2,992), CIN Venture Nominees, Ltd. (405) and APA Excelsior III, L.P. (7,847).
(3) These securities are owned by The P/A Fund (13,695), Coults & Co. (5,464), CIN Venture Nominees, Ltd. (740) and APA Excelsior III, L.P. (14,339).
(4) These securities are owned by The P/A Fund (422,932), Coults & Co. (225,000), CIN Venture Nominees, Ltd. (30,451) and APA Excelsior III, L.P. (590,413).
(5) These securities are owned by The P/A Fund (272,590), Coults & Co. (122,813), CIN Venture Nominees, Ltd. (17,361) and APA Excelsior III, L.P. (322,267).
(6) These securities are owned by The P/A Fund (11,867), Coults & Co. (6,313), CIN Venture Nominees, Ltd. (855) and APA Excelsior III, L.P. (16,566).
(7) These securities are owned by The P/A Fund (8,178), Coults & Co. (4,351), CIN Venture Nominees, Ltd. (589) and APA Excelsior III, L.P. (11,417).
(8) The securities held directly by The P/A Fund, L.P. ("P/A"), a ten percent owner of the issuer, are indirectly held by APA Pennsylvania Partners II, L.P. ("APA Pennsylvania") and Fostin Capital Partners II, L.P. ("Fostin"), the General Partners of P/A, and by Alan Patricof, George M. Jenkins, Janet Effland, Robert M. Chefitz, Greg Case and Salem Shuchman, the General Partners of APA Pennsylvania; and Fostin Capital Corp., Joel P. Adams, William F. Woods and Thomas M. Levine, the General Partners of Fostin. The securities held directly by Coults & Co. and APA Excelsior III, L.P., are indirectly held by APA Excelsior III Partners, L.P., the General Partner of each of Coults & Co. and APA Excelsior III, L.P., and by Alan Patricof, George M. Jenkins, Robert M. Chefitz and Janet Effland, the General Partners of APA Excelsior III Partners, L.P. The securities held directly by CIN Venture Nominees, Ltd. are indirectly held by Patricof & Co. Ventures, Inc., the General Partner of CIN Venture Nominees, Ltd. In each case, the indirect beneficial owner disclaims beneficial ownership of the respective securities which he, she or it is deemed to indirectly hold except to the extent of such owner's pecuniary interest therein.

               THE P/A FUND, L.P.
               By: APA Pennsylvania Partners II, L.P.

                /s/ Robert M. Chefitz                       12/6/99
               --------------------------------------      -------------------
                **Signature of Reporting Person             Date
                Robert M. Chefitz, General Partner

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

Name:                    Coutts & Co. (Jersey), Ltd.,
                         Custodian for APA Excelsior III/Offshore, L.P.


Address:                 c/o Patricof & Co.
                             445 Park Avenue
                             New York, NY 10022


Designated Filer:        The P/A Fund, L.P.


Issuer and Ticker
Symbol:                  AirNet Communications Corporation (ANCC)


Date of Event
Requiring Statement:     12/06/99


                         By: APA Excelsior III Partners, L.P., General Partner


Signature:               /s/ Robert M. Chefitz
                         ----------------------------------
                         Robert M. Chefitz, General Partner

Name:                    CIN Venture Nominees, Ltd.

Address:                 c/o Patricof & Co.
                             445 Park Avenue
                             New York, NY 10022

Designated Filer:        The P/A Fund, L.P.


Issuer and Ticker
Symbol:                  AirNet Communications Corporation (ANCC)


Date of Event
Requiring Statement:     12/06/99


                         By: Patricof & Co. Ventures, Inc.,
                             Investment Advisor

Signature:               /s/ Robert M. Chefitz
                         ------------------------------------
                         Robert M. Chefitz, Managing Director

Name:                    APA Excelsior III, L.P.

Address:                 c/o Patricof & Co.
                             445 Park Avenue
                             New York NY 10022

Designated Filer:        The P/A Fund, L.P.

Issuer and Ticker
Symbol:                  AirNet Communications Corporation (ANCC)

Date of Event
Requiring Statement:     12/06/99

                         By: APA Excelsior III Partners, L.P.,
                             General Partner

Signature:               /s/ Robert M. Chefitz
                         ---------------------------------------
                         Robert M. Chefitz, General Partner

Name:                  Alan Patricof

Address:               c/o Patricof & Co.
                           445 Park Avenue
                           New York, NY 10022

Designated Filer:      The P/A Fund, L.P.

Issuer and Ticker
Symbol:                AirNet Communications Corporation (ANCC)

Date of Event
Requiring Statement:   12/06/99

Signature:             /s/ Alan Patricof
                       ---------------------------------------------
                       Alan Patricof

Name:                  George M. Jenkins

Address:               c/o Patricof & Co.
                           445 Park Avenue
                           New York, NY 10022

Designated Filer:      The P/A Fund, L.P.

Issuer and Ticker
Symbol:                AirNet Communications Corporation (ANCC)

Date of Event
Requiring Statement:   12/06/99

Signature:             /s/ George M. Jenkins
                       ---------------------------------
                       George M. Jenkins

Name:                    Janet Effland

Address:                 c/o Patricof & Co.
                             445 Park Avenue
                             New York, NY 10022

Designated Filer:        The P/A Fund, L.P.

Issuer and Ticker
Symbol:                  AirNet Communications Corporation (ANCC)

Date of Event
Requiring Statement:     12/06/99


Signature:               /s/ Janet Effland
                         -----------------------------------------------
                         Janet Effland

Name:                 APA Pennsylvania Partners II, L.P.

Address:              c/o Adams Capital Management, Inc.
                          518 Broad Street
                          Sewickley, PA 15143

Designated Filer:     The P/A Fund, L.P.

Issuer and Ticker
Symbol:               AirNet Communications Corporation (ANCC)

Date of Event
Requiring Statement:  12/06/99

                      APA Pennsylvania Partners II, L.P.,

Signature:            /s/ Robert M. Chefitz
                      ----------------------------------------
                      Robert M. Chefitz, General Partner

Name:                    Robert M. Chefitz


Address:                 c/o Patricof & Co.
                             445 Park Avenue
                             New York, NY 10022


Designated Filer:        The P/A Fund, L.P.


Issuer and Ticker
Symbol:                  AirNet Communications Corporation (ANCC)


Date of Event
Requiring Statement:     12/06/99



Signature:               /s/ Robert M. Chefitz
                         ----------------------------------
                         Robert M. Chefitz

Name:                    Greg Case

Address:                 c/o Patricof & Co.
                             445 Park Avenue
                             New York, NY 10022

Designated File:         The P/A Fund, L.P.

Issuer and Ticker
Symbol:                  AirNet Communications Corporation (ANCC)

Date of Event
Requiring Statement:     12/06/99

Signature:               /s/ Greg Case
                         ----------------------------------------
                         Greg Case

Name:                    Salem Shuchman

Address:                 c/o Patricof & Co.
                             445 Park Avenue
                             New York, NY 10022

Designated Filer:        The P/A Fund, L.P.

Issuer and Ticker
Symbol:                  AirNet Communications Corporation (ANCC)

Date of Event
Requiring Statement:     12/06/99

Signature:               /s/ Salem Shuchman
                         ---------------------
                         Salem Shuchman

Name:                    Fostin Capital Partners II, L.P.

Address:                 c/o Adams Capital Management, Inc.
                             518 Broad Street
                             Sewickley, PA  15143

Designated Filer:        The P/A Fund, L.P.


Issuer and Ticker
Symbol:                  AirNet Communications Corporation (ANCC)



Date of Event
Requiring Statement:     12/06/99


                         FOSTIN CAPITAL PARTNERS II, L.P.


Signature:               /s/ Joel P. Adams
                         --------------------------------
                         Joel P. Adams, General Partner

Name:                    Fostin Capital Corp.

Address:                 c/o Adams Capital Management, Inc.
                             518 Broad Street
                             Sewickley, PA 15143

Designated Filer:        The P/A Fund, L.P.



Issuer and Ticker
Symbol:                  AirNet Communications Corporation (ANCC)


Date of Event
Requiring Statement:     12/06/99


                         FOSTIN CAPITAL CORP.

Signature:               /s/ Joel P. Adams
                         ---------------------------------------
                         Joel P. Adams, Vice President

Name:                    Joel P. Adams


Address:                 c/o Adams Capital Management, Inc.
                             518 Broad Street
                             Sewickley, PA 15143


Designated Filer:        The P/A Fund, L.P.


Issuer and Ticker
Symbol:                  AirNet Communications Corporation (ANCC)


Date of Event
Requiring Statement:     12/06/99



Signature:               /s/ Joel P. Adams
                         ----------------------------------
                         Joel P. Adams

Name:                      William F. Woods

Address:                   c/o Adams Capital Management, Inc.
                               518 Broad Street
                               Sewickley, PA 15143

Designated Filer:          The P/A Fund, L.P.


Issuer and Ticker
Symbol:                    AirNet Communications Corporation (ANCC)

Date of Event
Requiring Statement:       12/06/99


Signature:                 /s/ William F. Woods
                           ----------------------------------------
                           William F. Woods

Name:                    Thomas M. Levine

Address:                 c/o Adams Capital Management, Inc.
                             518 Broad Street
                             Sewickley, PA 15143

Designated Filer:        The P/A Fund, L.P.

Issuer and Ticker
Symbol:                  AirNet Communications Corporation (ANCC)

Date of Event
Requiring Statement:     12/06/99


Signature:               /s/ Thomas M. Levine
                         -----------------------------------------------
                         Thomas M. Levine


(Page 18 of 20)

Name:                 APA Excelsior III Partners, L.P.

Address:              c/o Patricof & Co.
                          445 Part Avenue
                          New York, NY 10022

Designated Filer:     The P/A Fund, L.P.

Issuer and Ticker
Symbol:               AirNet Communications Corporation (ANCC)

Date of Event
Requiring Statement:  12/06/99

                      APA Excelsior III Partners, L.P.,

Signature:            /s/ Robert M. Chefitz
                      ----------------------------------------
                      Robert M. Chefitz, General Partner

Name:                 Patricof & Co. Ventures, Inc.

Address:              c/o Patricof & Co.
                          445 Park Avenue
                          New York, NY 10022

Designated Filer:     The P/A Fund, L.P.

Issuer and Ticker
Symbol:               AirNet Communications Corporation (ANCC)

Date of Event
Requiring Statement:  12/06/99

                      Patricof & Co. Ventures, Inc.

Signature:            /s/ Robert M. Chefitz
                      ----------------------------------------
                      Robert M. Chefitz, General Partner